January 2010
Pricing Sheet dated January 25, 2010 relating to
Preliminary Terms No. 18 dated December 22, 2009
Registration Statement No. 333-155535
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund
due January 27, 2012

PRICING TERMS – JANUARY 25, 2010
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Underlying Index:	Dow Jones U.S. Real Estate Index
Aggregate principal amount:	$34,027,430
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	January 25, 2010
Original issue date:	January 28, 2010 (3 business days after the pricing date)
Maturity date:

January 27, 2012, subject to adjustment for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-A-I

Payment at maturity:	If the final share price is greater than the initial share price, for each $10 stated principal amount security,

$10 + upside payment

If the final share price is less than or equal to the initial share price, for each $10 stated principal amount security,

$10 x share performance factor

This amount will be equal to or less than the stated principal amount of $10. There is no minimum payment at maturity.

Upside payment:

$4.40 per security (44% of the stated principal amount). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $14.40 per security.

Initial share price:	$44.18, which is the closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:

January 24, 2012, subject to adjustment for certain market disruption events and as described under “Description of Jump Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-A-I

Share performance factor:	final share price / initial share price
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-7-A-I.
CUSIP / ISIN:	46634E767 / US46634E7673
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Security
	$10.00	$0.225	$9.775
Total
	$34,037,430.00	$765,617.18	$33,261,812.82
(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-19 of the accompanying product supplement no. MS-7-A-I.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.925 per security. Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.
(3)	JPMSI, acting as agent for JPMorgan Chase & Co., received a commission of $0.225 per $10 stated principal amount security and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-51 of the accompanying product supplement no. MS-7-A-I.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PRODUCT SUPPLEMENT NO. MS-7-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms no. 18 dated December 22, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209004716/e37331fwp.pdf
Product supplement no. MS-7-A-I dated December 18, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209004690/e37328_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.